UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Paul D. Bell
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and President, Europe, Middle East and Africa
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |4547               |I     |Employer 401(k) Plan       |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified Stock Optio|$9.26   |     |    |           |   |1    |7/18/|Common Stock|       |       |36800       |D  |            |
ns                      |        |     |    |           |   |     |2007 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$16.672 |     |    |           |   |2    |3/5/2|Common Stock|       |       |23996       |D  |            |
ns                      |        |     |    |           |   |     |008  |            |       |       |            |   |            |
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Nonqualified Stock Optio|$21.72  |3/23/|A   |82656      |A  |3    |3/23/|Common Stock|82656  |N/A    |82656       |D  |            |
n                       |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$24.09  |6/18/|A   |1000000    |A  |4    |6/18/|Common Stock|1000000|N/A    |1000000     |D  |            |
n                       |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$22.94  |2/12/|A   |200000     |A  |5    |2/12/|Common Stock|200000 |N/A    |200000      |D  |            |
ns                      |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$22.10  |9/6/ |A   |200000     |A  |6    |9/6/2|Common Stock|200000 |N/A    |200000      |D  |            |
ns                      |        |2001 |    |           |   |     |011  |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |     |    |           |   |7    |7/17/|Common Stock|       |       |346060      |D  |            |
ns                      |        |     |    |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|     |    |           |   |8    |8/22/|Common Stock|       |       |100000      |D  |            |
n                       |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$30.43  |     |    |           |   |9    |3/26/|Common Stock|       |       |58461       |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|     |    |           |   |10   |8/22/|Common Stock|       |       |100000      |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Opti|$43.438 |     |    |           |   |11   |3/02/|Common Stock|       |       |400000      |D  |            |
ons                     |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$44.6875|     |    |           |   |12   |9/23/|Common Stock|       |       |100700      |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$45.90  |     |    |           |   |13   |3/24/|Common Stock|       |       |32679       |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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
Explanation of Responses:
1. Exercisable on 7/18/2002.
2. Exercisable in accordance with the following schedule: 11,998 on 3/5/02 and 3/5/03.
3. Exercisable in accordance with the following schedule: 41,328 shares on 3/23 of 2002 and 2003.
4. Exercisable in accordance with the following schedule: 200,000 shares on 6/18 of each year from 2002 through 2006.
5. Exercisable in accordance with the following schedule: 40,000 shares on 2/12 of each year from 2002 through 2006.
6. Exercisable in accordance with the following schedule: 40,000 shares on 9/6 of each year from 2002 through 2006.
7. Exercisable in accordance with the following schedule: 22,840 shares on 7/17/99 and 7/17/00 , 69,212 shares on 7/17/01, 7/17/02 and 7/17/03 and 46,372 shares on 7/17/04 and 7/17/05.
8. Exercisable in accordance with the following schedule: 20,000 shares on 8/22 of each year from 2003 through 2007.
9. Exercisable according to the following schedule: 14, 615 shares on 3/26 of each year from 2000 through 2001 and 29,231 shares on 3/26/02.
10. Exercisable in accordance with the following schedule: 20,000 shares on 8/22 of each year from 2001 through 2005.
11. Exercisable in accordance with the following schedule: 80,000 shares on 3/2 of each year from 2001 through 2005.
12. Exercisable according to the following schedule: 20,140 shares on 9/23 of each year from 2000 through 2004.
13. Exercisable in accordance with the following schedule: 8,169 shares on 3/24/2001, 8,170 shares on 3/24/2002 and 16,340 shares on 3/24/2003.